Exhibit 12

 Statement Regarding Computations of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                 (In thousands)

                                     Nine Months Ended                                  Fiscal Year Ended March 31,
                                 ----------------------------         --------------------------------------------------------------
                                 12/25/2004        12/27/2003         2004           2003          2002          2001           2000
                                 ----------        ----------         ----           ----          ----          ----           ----

Earnings:
  Earnings before income taxes  $   8,908         $  15,523       $ 20,548       $14,559      $  1,954       $  1,162       $  6,888
Fixed Charges:
  Interest expense                 12,390            12,152         16,530        14,591        17,742         19,291         17,819
  Amortization of debt
    issuance costs                     94                 6              7             7             7              7              7
  Interest portion of
    rental expense                  5,182             4,770          5,997         3,818         3,663          3,435          3,099
                                 ---------------------------------------------------------------------------------------------------
                                $  26,574         $  32,451       $ 43,082       $32,975      $ 23,366       $ 23,895       $ 27,813
                                ====================================================================================================

Fixed Charges:
  Interest expense              $  12,390         $  12,152       $ 16,530       $14,591      $ 17,742       $ 19,291       $ 17,819
  Amortization of debt
    issuance costs                     94                 6              7             7             7              7              7
  Interest portion of
    rental expense                  5,182             4,770          5,997         3,818         3,663          3,435          3,099
  Preferred stock
    dividends                          20                20             38            38            38             38             38
                                 ---------------------------------------------------------------------------------------------------
                                $  17,686         $  16,948       $ 22,572       $18,454      $ 21,450       $ 22,771       $ 20,963
                                ====================================================================================================

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    1.50              1.91           1.91          1.79          1.09           1.05           1.33
                                 ===================================================================================================

Notes: Interest expense includes amortization of deferred financing fees.  The interest portion of rental expense is estimated based on 29.2% of rental expense for each period.